Exhibit 99.1

News Release

Contacts:
Steve Dale	Judith T. Murphy
Media Relations	Investor Relations
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS NET INCOME
FOR THE FOURTH QUARTER OF 2007

EARNINGS SUMMARY								Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q07 vs	4Q07 vs	Full Year	Full Year	Percent
	2007	2007	2006	3Q07	4Q06	2007	2006	Change

Net income	$942	$1,096	$1,194	(14.1)	(21.1)	$4,324	$4,751	(9.0)
Diluted earnings per common share	.53	.62	.66	(14.5)	(19.7)	2.43	2.61	(6.9)

Return on average assets (%)	1.63	1.95	2.18			1.93	2.23
Return on average common equity (%)	18.3	21.7	23.2			21.3	23.6
Net interest margin (%)	3.51	3.44	3.56			3.47	3.65
Efficiency ratio (%)	54.7	49.5	47.2			49.3	45.4
Tangible efficiency ratio (%) (a)	52.1	46.8	44.5			46.6	42.8

Dividends declared per common share	$.425	$.40	$.40	6.3	6.3	$1.625	$1.39	16.9
Book value per common share (period-end)	11.60	11.41	11.44	1.7	1.4
(a)	computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding securities gains (losses), net and intangible amortization.
     MINNEAPOLIS, January 15, 2008 — U.S. Bancorp (NYSE: USB) today reported net income of $942 million for the fourth quarter of 2007, compared with $1,194 million for the fourth quarter of 2006. Diluted earnings per common share of $.53 in the fourth quarter of 2007 were lower than the same period of 2006 by 19.7 percent, or $.13 per diluted common share. Return on average assets and return on average common equity were 1.63 percent and 18.3 percent, respectively, for the fourth quarter of 2007, compared with returns of 2.18 percent and 23.2 percent, respectively, for the fourth quarter of 2006. Several significant items impacted the Company’s quarterly results, including the previously announced pretax charges of $215 million for the Company’s proportionate share of a contingent obligation to indemnify Visa Inc. for certain litigation matters (“Visa Charge”) and $107 million for valuation losses related to securities purchased from certain money market funds managed by an affiliate. The cumulative impact of these charges in the fourth quarter of 2007 was approximately $.13 per diluted common share. The Company’s results for the third quarter of 2007 included a $115 million charge for the Company’s proportionate share of

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

Visa’s settlement with American Express, while the fourth quarter of 2006 included a $52 million gain related to the sale of a 401(k) recordkeeping business, a $22 million debt prepayment charge and a reduction in tax liabilities related to the resolution of various income tax examinations.
     U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “During the fourth quarter, our Company, as well as our peers in the financial services industry, continued to operate in a very challenging economic environment. Given those challenges, I am especially proud of our Company’s fourth quarter results. Our diluted earnings per common share of $.53 were lower than the same quarter of 2006 and the prior quarter, but included two previously announced significant items that reduced the quarter’s earnings per diluted common share by 13 cents. Without these two items, core earnings per diluted share were favorable to the prior year’s fourth quarter and very comparable to the third quarter of 2007.
     “The Company produced strong core revenue growth in the fourth quarter on both a year-over-year and linked quarter basis. This growth was driven by our fee-based businesses, including payments and trust and investment management, but it also benefited from an increase in net interest income. Net interest income on a taxable equivalent basis was higher than the fourth quarter of last year by 4.0 percent and grew by 4.6 percent over the prior quarter. The net interest margin in the fourth quarter was 3.51 percent compared with 3.44 percent in the third quarter. As we have indicated in the past, a stable margin and the positive impact it has on our net interest income, is a critical component of our long-term revenue growth objectives.
     “Another notable success this quarter was the strong growth in both average loans and average deposits. This balance sheet growth, in addition to the strong results in a number of fee categories, demonstrates that the investments we are making in our revenue and growth initiatives are beginning to show results.
     “Our Company’s credit quality remains sound. Both net charge-offs and nonperforming assets increased during the fourth quarter, but the growth was moderate and as expected. We will not be immune to the current stress in the residential real estate markets and mortgage-related industries, but given the Company’s overall credit risk profile, increases in net charge-offs and nonperforming assets in the coming year will be manageable.
     “We remain well-capitalized. The prudent management of our business and a continued focus on maintaining a strong capital position has enabled our Company to consistently pay and increase dividends, as well as repurchase common shares. During 2007, we returned 111 percent of earnings to shareholders in the form of dividends and share buybacks. Further, in December, the Board of Directors approved a 6.25 percent increase in the dividend rate on our common stock. In fact, U.S. Bancorp, through its predecessor
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

companies, has increased its dividend for the past 36 years and, as of today, will have paid a dividend for the past 145 consecutive years.
     “Last week, across all of the Company’s markets, our employees gathered to celebrate our future. The message conveyed by our management team was clear; in an industry such as ours, it is the people that make a company great. I would like to take this opportunity to recognize and thank all of our employees for their outstanding contributions to the success of this Company. This past year has not been “business as usual” for anyone in the financial services industry. We continue to manage through this environment because our employees remain focused on providing high quality products and services to meet the needs of our customers.
     “December marked my first year anniversary as CEO of U.S. Bancorp. I am very pleased with the continued progress we have been making to prepare our Company for the future. Our fourth quarter and full year 2007 results were strong and serve to validate my belief that we are well-positioned to produce a consistent, predictable and repeatable earnings stream going forward for the benefit of our customers, communities, employees and shareholders.”
     The Company’s net income for the fourth quarter of 2007 declined from the same period of 2006. Included in year-over-year results was total net revenue growth of 3.4 percent driven by a 4.0 percent increase in net interest income and 2.8 percent growth in fee-based revenue categories, offset somewhat by higher operating expenses due to investments in business initiatives and increasing credit costs. Growth in ongoing banking operations was offset by net losses from recognizing the Visa Charge and the money market securities valuations. Also, the fourth quarter of 2006 included a gain on the sale of the Company’s 401(k) recordkeeping business. On a linked quarter basis, net income decreased principally due to the Visa Charge and money market securities valuation losses. After considering these factors, organic revenue growth, including the net adverse impact of changes in interest rates on mortgage servicing rights, was 3.3 percent (13.2 percent annualized). In addition, noninterest expense increased on a linked quarter basis due to investments in branch hiring, consumer and commercial business initiatives, the acquisition of a payment services business and increasing credit costs that reflected higher levels of net charge-offs and nonperforming loans.
     Total net revenue on a taxable-equivalent basis for the fourth quarter of 2007 was $3,540 million, $116 million (3.4 percent) higher than the fourth quarter of 2006, reflecting a 4.0 percent increase in net interest income and a 2.8 percent increase in noninterest income. Net interest income increased from a year ago
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

driven by growth in earning assets, somewhat higher credit spreads, an increase in yield-related loan fees and lower funding rates. Noninterest income growth was driven primarily by organic growth in fee-based revenue of 12.3 percent, muted somewhat by the $107 million market valuation losses recorded in the fourth quarter of 2007 and a $52 million gain recognized in the fourth quarter of 2006 related to the Company’s sale of a 401(k) recordkeeping business. On a linked quarter basis, total net revenue on a taxable equivalent basis increased slightly (.3 percent). The Company had strong growth in net interest income of 4.6 percent (18.4 percent on an annualized basis), as well as higher credit and debit card revenue, trust and investment management fees and commercial products revenue. This growth was partially offset by seasonally lower corporate payment and merchant processing revenues, and the net adverse impact of changes in interest rates on mortgage servicing rights. This organic revenue growth of 3.3 percent (13.2 percent on an annualized basis) was reduced by $107 million of valuation losses on certain money market securities purchased in the fourth quarter of 2007.
     Total noninterest expense in the fourth quarter of 2007 was $1,934 million, $322 million (20.0 percent) higher than the fourth quarter of 2006, principally due to the $215 million Visa Charge recognized in the fourth quarter of 2007. The remaining increase in noninterest expense represented higher operating costs from investments in personnel, bank branches, customer service initiatives, acquired businesses and an increase in credit-related costs for other real estate owned and collection activities. On a linked quarter basis, total noninterest expense increased by $191 million (11.0 percent) primarily due to the net increase of $100 million from the third quarter of 2007 for the Company’s proportionate share of certain Visa litigation matters, seasonally higher professional services, and higher operations costs from business development initiatives, investments in personnel and branches and an acquired payment services business.
     Provision for credit losses for the fourth quarter of 2007 was $225 million, an increase of $26 million (13.1 percent) from the third quarter of 2007 and $56 million (33.1 percent) from the fourth quarter of 2006. The increase in the provision for credit losses from a year ago reflected growth in credit card accounts, increasing retail loan delinquencies and higher commercial losses. Net charge-offs in the fourth quarter of 2007 were $225 million, compared with net charge-offs of $199 million in the third quarter of 2007 and $169 million in the fourth quarter of 2006. Total nonperforming assets were $690 million at December 31, 2007, compared with $641 million at September 30, 2007, and $587 million at December 31, 2006. Nonperforming assets increased $49 million (7.6 percent) during the fourth quarter of 2007 compared with the third quarter of 2007. This increase reflected continued stress in mortgage-related lending, including
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

construction lending and homebuilding industries. The ratio of the allowance for credit losses to nonperforming loans was 406 percent at December 31, 2007, compared with 441 percent at September 30, 2007, and 480 percent at December 31, 2006.

INCOME STATEMENT HIGHLIGHTS								Table 2

(Taxable-equivalent basis, $ in millions,				Percent	Percent
except per-share data)				Change	Change
	4Q	3Q	4Q	4Q07 vs	4Q07 vs	Full Year	Full Year	Percent
	2007	2007	2006	3Q07	4Q06	2007	2006	Change

Net interest income	$1,763	$1,685	$1,695	4.6	4.0	$6,764	$6,790	(.4)
Noninterest income	1,777	1,844	1,729	(3.6)	2.8	7,172	6,846	4.8

Total net revenue	3,540	3,529	3,424	.3	3.4	13,936	13,636	2.2
Noninterest expense	1,934	1,743	1,612	11.0	20.0	6,862	6,180	11.0

Income before provision and taxes	1,606	1,786	1,812	(10.1)	(11.4)	7,074	7,456	(5.1)
Provision for credit losses	225	199	169	13.1	33.1	792	544	45.6

Income before taxes	1,381	1,587	1,643	(13.0)	(15.9)	6,282	6,912	(9.1)
Taxable-equivalent adjustment	22	18	15	22.2	46.7	75	49	53.1
Applicable income taxes	417	473	434	(11.8)	(3.9)	1,883	2,112	(10.8)

Net income	$942	$1,096	$1,194	(14.1)	(21.1)	$4,324	$4,751	(9.0)

Net income applicable to common equity	$927	$1,081	$1,179	(14.2)	(21.4)	$4,264	$4,703	(9.3)

Diluted earnings per common share	$.53	$.62	$.66	(14.5)	(19.7)	$2.43	$2.61	(6.9)

Net Interest Income
     Fourth quarter net interest income on a taxable-equivalent basis was $1,763 million, compared with $1,695 million in the fourth quarter of 2006, an increase of $68 million (4.0 percent). Average earning assets for the period increased over the fourth quarter of 2006 by $10.6 billion (5.6 percent), primarily driven by an increase of $7.8 billion (5.4 percent) in average loans. The positive impact to net interest income from the growth in earning assets was partially offset by a lower net interest margin. The net interest margin in the fourth quarter of 2007 was 3.51 percent, compared with 3.56 percent in the fourth quarter of 2006, reflecting the competitive environment in early 2007 and declining net free funds relative to a year ago. The reduction in net free funds was primarily due to a decline in noninterest-bearing deposits, an investment in bank-owned life insurance, share repurchases through mid-third quarter of 2007 and the impact of acquisitions. An increase in loan fees from a year ago and improved wholesale funding rates partially offset these factors.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

     Net interest income in the fourth quarter of 2007 increased by $78 million or 4.6 percent (18.4 percent annualized) from the third quarter of 2007. Net interest income increased due to growth in average earning assets of $5.4 billion (2.8 percent) and an improving net interest margin which increased to 3.51 percent from 3.44 percent in the third quarter of 2007. This improvement in the net interest margin was due to several factors including the margin benefit of the Company’s current asset/liability position in a declining interest rate environment and related asset/liability re-pricing dynamics. In addition, the Company’s net interest margin benefited by an increase in net free funds due to lower share repurchases in the fourth quarter of 2007 and higher yield-related loan fees. Short-term funding rates were also lower due to the Company’s ability to obtain improved rates in the current volatile market and increasing liquidity in the overnight fed fund markets given current market conditions. At this time, the Company continues to expect its net interest margin to stabilize in the mid 3.40’s range due to the expected mix of balance sheet growth and as funding and liquidity in the overnight markets normalizes.

NET INTEREST INCOME								Table 3

(Taxable-equivalent basis; $ in millions)
				Change	Change
	4Q	3Q	4Q	4Q07 vs	4Q07 vs	Full Year	Full Year
	2007	2007	2006	3Q07	4Q06	2007	2006	Change

Components of net interest income
Income on earning assets	$3,431	$3,379	$3,236	$52	$195	$13,309	$12,351	$958
Expense on interest-bearing liabilities	1,668	1,694	1,541	(26)	127	6,545	5,561	984

Net interest income	$1,763	$1,685	$1,695	$78	$68	$6,764	$6,790	$(26)

Average yields and rates paid
Earning assets yield	6.81%	6.90%	6.79%	(.09)%	.02%	6.84%	6.63%	.21%
Rate paid on interest-bearing liabilities	3.83	4.01	3.84	(.18)	(.01)	3.91	3.55	.36

Gross interest margin	2.98%	2.89%	2.95%	.09%	.03%	2.93%	3.08%	(.15)%

Net interest margin	3.51%	3.44%	3.56%	.07%	(.05)%	3.47%	3.65%	(.18)%

Average balances
Investment securities	$42,525	$41,128	$40,266	$1,397	$2,259	$41,313	$39,961	$1,352
Loans	151,451	147,517	143,686	3,934	7,765	147,348	140,601	6,747
Earning assets	200,307	194,886	189,660	5,421	10,647	194,683	186,231	8,452
Interest-bearing liabilities	172,999	167,805	159,469	5,194	13,530	167,196	156,613	10,583
Net free funds (a)	27,308	27,081	30,191	227	(2,883)	27,487	29,618	(2,131)
(a)	Represents noninterest-bearing deposits, allowance for loan losses, unrealized gain (loss) on available-for-sale securities, non-earning assets, other noninterest-bearing liabilities and equity.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

AVERAGE LOANS								Table 4

($ in millions)
				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q07 vs	4Q07 vs	Full Year	Full Year	Percent
	2007	2007	2006	3Q07	4Q06	2007	2006	Change

Commercial	$43,649	$41,648	$41,264	4.8	5.8	$42,087	$40,199	4.7
Lease financing	5,978	5,742	5,394	4.1	10.8	5,725	5,241	9.2

Total commercial	49,627	47,390	46,658	4.7	6.4	47,812	45,440	5.2

Commercial mortgages	19,775	19,592	19,897	.9	(.6)	19,650	20,074	(2.1)
Construction and development	8,983	8,870	9,029	1.3	(.5)	8,942	8,686	2.9

Total commercial real estate	28,758	28,462	28,926	1.0	(.6)	28,592	28,760	(.6)

Residential mortgages	22,670	22,258	21,235	1.9	6.8	22,085	21,053	4.9

Credit card	10,621	9,895	8,242	7.3	28.9	9,574	7,634	25.4
Retail leasing	6,123	6,424	7,015	(4.7)	(12.7)	6,512	7,112	(8.4)
Home equity and second mortgages	16,343	16,048	15,444	1.8	5.8	15,923	15,146	5.1
Other retail	17,309	17,040	16,166	1.6	7.1	16,850	15,456	9.0

Total retail	50,396	49,407	46,867	2.0	7.5	48,859	45,348	7.7

Total loans	$151,451	$147,517	$143,686	2.7	5.4	$147,348	$140,601	4.8

     Average loans for the fourth quarter of 2007 were $7.8 billion (5.4 percent) higher than the fourth quarter of 2006, driven by growth in average total retail loans of $3.5 billion (7.5 percent), total commercial loans of $3.0 billion (6.4 percent), and residential mortgages of $1.4 billion (6.8 percent), partially offset by a modest decline in total commercial real estate loans of $168 million (.6 percent). Average loans for the fourth quarter of 2007 were higher than the third quarter of 2007 by $3.9 billion (2.7 percent), primarily reflecting growth in residential mortgages and total retail loans, driven by growth in average credit card balances and installment loans. Total commercial loans grew $2.2 billion (4.7 percent) in the fourth quarter of 2007 compared with the third quarter of 2007 driven by strong growth in national corporate banking balances and seasonally higher commercial leasing. Total commercial real estate loans also increased slightly from the third quarter of 2007, primarily reflecting changing market conditions that have limited borrower access to the capital markets.
     Average investment securities in the fourth quarter of 2007 were $2.3 billion (5.6 percent) higher than the fourth quarter of 2006 driven primarily by an increase in the municipal securities portfolio and the purchase in the fourth quarter of asset-backed securities from certain money market funds managed by an affiliate. This was partially offset by a reduction in mortgage-backed assets. Average investment securities
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

grew by $1.4 billion (3.4 percent) from the third quarter of 2007. The increase was primarily due to the purchase of approximately $3.0 billion of securities from certain money market funds managed by an affiliate of the Company.

AVERAGE DEPOSITS								Table 5

($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q07 vs	4Q07 vs	Full Year	Full Year	Percent
	2007	2007	2006	3Q07	4Q06	2007	2006	Change

Noninterest-bearing deposits	$26,869	$26,947	$29,020	(.3)	(7.4)	$27,364	$28,755	(4.8)
Interest-bearing deposits
Interest checking	27,458	26,052	24,127	5.4	13.8	26,117	23,552	10.9
Money market savings	25,996	25,018	26,214	3.9	(.8)	25,332	26,667	(5.0)
Savings accounts	5,100	5,283	5,392	(3.5)	(5.4)	5,306	5,599	(5.2)

Total savings deposits	58,554	56,353	55,733	3.9	5.1	56,755	55,818	1.7
Time certificates of deposit less than $100,000	14,539	14,590	13,974	(.3)	4.0	14,654	13,761	6.5
Time deposits greater than $100,000	25,461	21,255	22,255	19.8	14.4	22,302	22,255	.2

Total interest-bearing deposits	98,554	92,198	91,962	6.9	7.2	93,711	91,834	2.0

Total deposits	$125,423	$119,145	$120,982	5.3	3.7	$121,075	$120,589	.4

     Average noninterest-bearing deposits for the fourth quarter of 2007 decreased $2.2 billion (7.4 percent) compared with the fourth quarter of 2006, reflecting a decline in business demand deposits within most business lines as customers utilized deposit balances to fund business growth and meet other liquidity requirements.
     Average total savings deposits increased year-over-year by $2.8 billion (5.1 percent) due to a $3.3 billion increase (13.8 percent) in interest checking balances from higher broker dealer, government and institutional trust balances, which was partially offset by a decline of $510 million (1.6 percent) in average money market and savings balances, primarily within Consumer Banking. The decrease in average money market and savings balances year-over-year was principally the result of the Company’s deposit pricing decisions for money market products in relation to other fixed-rate deposit products offered. A portion of branch-based money market savings accounts have migrated to fixed-rate time certificates to take advantage of higher interest rates for these products.
     Average time certificates of deposit less than $100,000 were higher in the fourth quarter of 2007 than in the fourth quarter of 2006 by $565 million (4.0 percent) and time deposits greater than $100,000 increased by $3.2 billion (14.4 percent) over the same period, reflecting Company funding decisions. The year-over-
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

year growth in time certificates less than $100,000 was due to consumer-based time deposits, reflecting customer migration to higher rate deposit products and pricing decisions for these products.
     Average noninterest-bearing deposits for the fourth quarter of 2007 remained relatively flat compared with the third quarter of 2007. Total average savings deposits increased $2.2 billion (3.9 percent) from the third quarter of 2007, primarily due to seasonally higher corporate and institutional trust balances and increases in broker dealer accounts. Average time deposits greater than $100,000 increased $4.2 billion (19.8 percent) from the prior quarter. This change in average time deposits greater than $100,000 was primarily in government and wholesale time deposits.

NONINTEREST INCOME								Table 6

($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q07 vs	4Q07 vs	Full Year	Full Year	Percent
	2007	2007	2006	3Q07	4Q06	2007	2006	Change

Credit and debit card revenue	$281	$235	$210	19.6	33.8	$949	$800	18.6
Corporate payment products revenue	165	164	141	.6	17.0	631	557	13.3
ATM processing services	62	62	60	—	3.3	245	243	.8
Merchant processing services	279	287	244	(2.8)	14.3	1,101	963	14.3
Trust and investment management fees	344	331	319	3.9	7.8	1,339	1,235	8.4
Deposit service charges	272	271	259	.4	5.0	1,058	1,023	3.4
Treasury management fees	117	118	107	(.8)	9.3	472	441	7.0
Commercial products revenue	121	107	104	13.1	16.3	433	415	4.3
Mortgage banking revenue	48	76	25	(36.8)	92.0	259	192	34.9
Investment products fees and commissions	38	36	36	5.6	5.6	146	150	(2.7)
Securities gains (losses), net	4	7	11	(42.9)	(63.6)	15	14	7.1
Other	46	150	213	(69.3)	(78.4)	524	813	(35.5)

Total noninterest income	$1,777	$1,844	$1,729	(3.6)	2.8	$7,172	$6,846	4.8

Noninterest Income
     Fourth quarter noninterest income was $1,777 million, an increase of $48 million (2.8 percent) from the same quarter of 2006 and $67 million (3.6 percent) lower than the third quarter of 2007. The increase in noninterest income over the fourth quarter of 2006 was driven by strong organic fee-based revenue growth, offset somewhat by the $107 million valuation losses related to securities purchased from certain money market funds managed by an affiliate and the $52 million gain on the sale of the 401(k) recordkeeping business recorded in the fourth quarter of 2006. After consideration of these factors, noninterest income grew by approximately 12.3 percent year-over-year.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

     Credit and debit card revenue and corporate payment products revenue were higher in the fourth quarter of 2007 than the fourth quarter of 2006 by $71 million (33.8 percent) and $24 million (17.0 percent), respectively. The strong growth in credit and debit card revenue was primarily driven by an increase in customer accounts and higher customer transaction volumes from a year ago. Approximately 7.6 percent of the growth in card revenues was the result of the full year impact of a favorable rate change from renegotiating a contract with a card association. Corporate payment products revenue growth reflected organic growth in sales volumes and card usage and the impact of an acquired business. Merchant processing services revenue was higher in the fourth quarter of 2007 than the same quarter a year ago by $35 million (14.3 percent), primarily reflecting an increase in customers and sales volumes. Trust and investment management fees increased $25 million (7.8 percent) year-over-year due to core account growth and favorable equity market conditions. Deposit service charges grew year-over-year by $13 million (5.0 percent) driven by increased transaction-related fees and the impact of continued growth in net new checking accounts. Additionally, deposit account-related revenue, traditionally reflected in this fee category, continued to migrate to yield-related loan fees as customers utilize new consumer products. Treasury management fees increased $10 million (9.3 percent) due to higher customer transaction volumes, account growth and pricing enhancements. Commercial products revenue increased $17 million (16.3 percent) year-over-year due to higher syndication fees and foreign exchange and commercial leasing revenue. Mortgage banking revenue increased $23 million (92.0 percent) due to an increase in mortgage servicing income and production gains. These favorable changes in fee-based revenue were partially offset by a decline in other income of $167 million (78.4 percent) compared with the fourth quarter of 2006. The decline in other income was primarily due to the $107 million in valuation losses related to securities purchased from certain money market funds managed by an affiliate and the $52 million gain on the sale of the Company’s 401(k) defined contribution recordkeeping business recorded in the fourth quarter of 2006. This decline was partially offset by increased revenue from investment in bank-owned life insurance programs. Securities gains (losses) were lower year-over-year by $7 million.
     Noninterest income was lower by $67 million (3.6 percent) in the fourth quarter of 2007 compared with the third quarter of 2007. Fee-based revenue growth of 2.2 percent (8.8 percent on an annualized basis) within the core banking operations was more than offset by $107 million of valuation losses from securities purchased from certain money market funds. During the fourth quarter, the Company experienced strong growth in several fee-based categories. Credit and debit card revenue increased $46 million (19.6 percent)
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

primarily driven by an increase in customer accounts and higher customer transaction volumes and the impact in the current quarter of the full year effect of renegotiating the card association processing contract. Trust and investment management fees and commercial products revenue increased from the third quarter of 2007 by $13 million (3.9 percent) and $14 million (13.1 percent) respectively. Trust and investment management fees were seasonally higher in the fourth quarter and also increased due to core account growth and improved market conditions on a linked quarter basis. The commercial products revenue increase was due primarily to higher syndication fees and improved commercial leasing and foreign exchange revenue. These favorable changes were offset somewhat by seasonally lower revenue in certain categories and the net adverse impact of changes in interest rates on mortgage servicing rights. Merchant processing revenue declined by $8 million (2.8 percent) on a linked quarter basis due primarily to seasonally lower volumes. Mortgage banking revenue was $28 million (36.8 percent) lower than the third quarter of 2007 as an unfavorable change in the valuation of mortgage servicing rights (“MSRs”) and related economic hedging activities was partially offset by higher servicing revenue and production gains. Other revenue was $104 million (69.3 percent) lower on a linked quarter basis reflecting the valuation losses. In addition, net securities gains decreased $3 million on a linked quarter basis.

NONINTEREST EXPENSE								Table 7

($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q07 vs	4Q07 vs	Full Year	Full Year	Percent
	2007	2007	2006	3Q07	4Q06	2007	2006	Change

Compensation	$690	$656	$621	5.2	11.1	$2,640	$2,513	5.1
Employee benefits	119	119	102	—	16.7	494	481	2.7
Net occupancy and equipment	175	175	166	—	5.4	686	660	3.9
Professional services	71	56	69	26.8	2.9	233	199	17.1
Marketing and business development	64	66	61	(3.0)	4.9	242	217	11.5
Technology and communications	134	127	133	5.5	.8	512	505	1.4
Postage, printing and supplies	73	70	67	4.3	9.0	283	265	6.8
Other intangibles	93	94	92	(1.1)	1.1	376	355	5.9
Debt prepayment	—	—	22	—	nm	—	33	nm
Other	515	380	279	35.5	84.6	1,396	952	46.6

Total noninterest expense	$1,934	$1,743	$1,612	11.0	20.0	$6,862	$6,180	11.0

(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

Noninterest Expense
     Fourth quarter noninterest expense totaled $1,934 million, an increase of $322 million (20.0 percent) from the same quarter of 2006 and an increase of $191 million (11.0 percent) compared with the third quarter of 2007. These increases included $215 million for the Visa Charge in the current quarter and $22 million of debt prepayment charges recorded in the fourth quarter of 2006. Compensation expense increased $69 million (11.1 percent) compared with the same period of 2006 due to growth in ongoing bank operations and acquired businesses. Employee benefits expense increased $17 million (16.7 percent) year-over-year as higher medical costs were partially offset by lower pension costs. Net occupancy and equipment expense increased $9 million (5.4 percent) from the fourth quarter of 2006 primarily due to acquisitions and branch-based business initiatives. Postage, printing and supplies expense increased $6 million (9.0 percent) from the fourth quarter of 2006 due primarily to changes in postage rates. Other expense increased $236 million (84.6 percent) year-over-year, due primarily to the Visa Charge and higher credit-related costs for other real estate owned and loan collection activities. These increases were partially offset by debt prepayment charges recorded in the fourth quarter of 2006.
     Noninterest expense in the fourth quarter of 2007 was higher than the third quarter of 2007 by $191 million (11.0 percent), primarily due to the impact of the $215 million Visa Charge partially offset by a $115 million charge recognized in the third quarter of 2007 in connection with Visa’s litigation settlement with American Express. In addition, compensation expense increased by $34 million (5.2 percent) due to continued focus on business operations, customer service and expansion. Professional services expense increased by $15 million (26.8 percent) due to various business initiatives and legal related costs.
Provision for Income Taxes
     The provision for income taxes for the fourth quarter of 2007 resulted in a tax rate on a taxable equivalent basis of 31.8 percent (effective tax rate of 30.7 percent) compared with 27.3 percent (effective tax rate of 26.7 percent) in the fourth quarter of 2006 and 30.9 percent (effective tax rate of 30.1 percent) in the third quarter of 2007. The lower tax rate in the fourth quarter of the prior year compared with the current quarter was primarily due to the resolution of federal income tax examinations for all years through 2004 and certain state tax examination during the fourth quarter of 2006, which reduced the Company’s tax liabilities.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

The Company expects its effective tax rate for the foreseeable future to remain stable relative to the full year rate for 2007 of 30.3 percent.

ALLOWANCE FOR CREDIT LOSSES					Table 8

($ in millions)	4Q	3Q	2Q	1Q	4Q
	2007	2007	2007	2007	2006

Balance, beginning of period	$2,260	$2,260	$2,260	$2,256	$2,256

Net charge-offs
Commercial	23	26	21	32	24
Lease financing	13	11	8	3	7

Total commercial	36	37	29	35	31
Commercial mortgages	3	1	7	1	2
Construction and development	7	1	2	—	—

Total commercial real estate	10	2	9	1	2

Residential mortgages	17	17	15	12	12

Credit card	88	77	81	74	68
Retail leasing	6	3	4	3	4
Home equity and second mortgages	22	20	16	16	13
Other retail	46	43	37	36	39

Total retail	162	143	138	129	124

Total net charge-offs	225	199	191	177	169
Provision for credit losses	225	199	191	177	169
Acquisitions and other changes	—	—	—	4	—

Balance, end of period	$2,260	$2,260	$2,260	$2,260	$2,256

Components
Allowance for loan losses	$2,058	$2,041	$2,028	$2,027	$2,022
Liability for unfunded credit commitments	202	219	232	233	234

Total allowance for credit losses	$2,260	$2,260	$2,260	$2,260	$2,256

Gross charge-offs	$287	$256	$252	$237	$217
Gross recoveries	$62	$57	$61	$60	$48

Allowance for credit losses as a percentage of
Period-end loans	1.47	1.52	1.55	1.56	1.57
Nonperforming loans	406	441	503	498	480
Nonperforming assets	328	353	400	388	384
Credit Quality
     During the fourth quarter of 2007, credit losses and nonperforming assets continued to trend higher. The allowance for credit losses was $2,260 million at December 31, 2007, and at September 30, 2007, compared with $2,256 million at December 31, 2006. Total net charge-offs in the fourth quarter of 2007 were $225 million, compared with the third quarter of 2007 net charge-offs of $199 million and the fourth
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

quarter of 2006 net charge-offs of $169 million. The increase in total net charge-offs from a year ago was due primarily to an anticipated increase in consumer charge-offs, primarily related to credit cards, and somewhat higher commercial loan net charge-offs.
     Commercial and commercial real estate loan net charge-offs increased to $46 million in the fourth quarter of 2007 (.23 percent of average loans outstanding) compared with $39 million (.20 percent of average loans outstanding) in the third quarter of 2007 and $33 million (.17 percent of average loans outstanding) in the fourth quarter of 2006. This increasing trend in commercial and commercial real estate net charge-offs reflected anticipated increases in nonperforming loans and delinquencies within the portfolios, especially homebuilding and related industry sectors. Given the continuing stress in the homebuilding industry, the Company expects commercial and commercial real estate net charge-offs to continue to increase moderately over the next several quarters.
     Retail loan net charge-offs were $162 million (1.28 percent of average loans outstanding) in the fourth quarter of 2007 compared with $143 million (1.15 percent of average loans outstanding) in the third quarter of 2007 and $124 million (1.05 percent of average loans outstanding) in the fourth quarter of 2006. The trend in retail net charge-offs reflected the average growth in the credit card portfolio (28.9 percent) and somewhat higher delinquency ratios from a year ago. The Company anticipates higher delinquency levels in the retail portfolios and that the trend in retail net charge-offs will accelerate but remain in a manageable range during 2008.
     The ratio of the allowance for credit losses to period-end loans was 1.47 percent at December 31, 2007, compared with 1.52 percent at September 30, 2007, and 1.57 percent at December 31, 2006. The ratio of the allowance for credit losses to nonperforming loans was 406 percent at December 31, 2007, compared with 441 percent at September 30, 2007, and 480 percent at December 31, 2006.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

CREDIT RATIOS					Table 9
(Percent)	4Q	3Q	2Q	1Q	4Q
	2007	2007	2007	2007	2006

Net charge-offs ratios (a)
Commercial	.21	.25	.20	.31	.23
Lease financing	.86	.76	.57	.22	.51
Total commercial	.29	.31	.25	.30	.26

Commercial mortgages	.06	.02	.14	.02	.04
Construction and development	.31	.04	.09	—	—
Total commercial real estate	.14	.03	.13	.01	.03

Residential mortgages	.30	.30	.28	.23	.22

Credit card	3.29	3.09	3.56	3.48	3.27
Retail leasing	.39	.19	.24	.18	.23
Home equity and second mortgages	.53	.49	.41	.42	.33
Other retail	1.05	1.00	.89	.89	.96
Total retail	1.28	1.15	1.15	1.10	1.05

Total net charge-offs	.59	.54	.53	.50	.47

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans (b)
Commercial	.07	.07	.07	.07	.05
Commercial real estate	.02	.04	—	.04	.01
Residential mortgages	.86	.58	.46	.42	.42
Retail	.68	.55	.50	.56	.49
Total loans	.38	.30	.26	.27	.24

Delinquent loan ratios - 90 days or more past due including nonperforming loans (b)
Commercial	.43	.51	.44	.46	.57
Commercial real estate	1.02	.83	.69	.69	.53
Residential mortgages	1.10	.79	.65	.59	.59
Retail	.73	.61	.58	.65	.59
Total loans	.74	.65	.57	.59	.57

(a)	annualized and calculated on average loan balances

(b)	ratios are expressed as a percent of ending loan balances
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

ASSET QUALITY					Table 10

($ in millions)
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2007	2007	2007	2007	2006

Nonperforming loans
Commercial	$128	$161	$128	$147	$196
Lease financing	53	46	44	41	40

Total commercial	181	207	172	188	236
Commercial mortgages	84	73	90	114	112
Construction and development	209	153	107	71	38

Total commercial real estate	293	226	197	185	150
Residential mortgages	54	48	41	38	36
Retail	29	32	39	43	48

Total nonperforming loans	557	513	449	454	470

Other real estate	111	113	103	113	95
Other nonperforming assets	22	15	13	15	22

Total nonperforming assets (a)	$690	$641	$565	$582	$587

Accruing loans 90 days or more past due	$584	$451	$376	$397	$349

Restructured loans that continue to accrue interest	$532	$468	$435	$411	$405

Nonperforming assets to loans plus ORE (%)	.45	.43	.39	.40	.41

(a)	does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest
     Nonperforming assets at December 31, 2007, totaled $690 million, compared with $641 million at September 30, 2007, and $587 million at December 31, 2006. The ratio of nonperforming assets to loans and other real estate was .45 percent at December 31, 2007, compared with .43 percent at September 30, 2007, and .41 percent at December 31, 2006. The change in nonperforming assets reflected higher levels of nonperforming loans resulting from stress in residential construction. The Company expects nonperforming assets to increase moderately over the next several quarters due to continued stress in residential mortgages and residential construction. Accruing loans 90 days or more past due increased to $584 million at December 31, 2007, compared with $451 million at September 30, 2007, and $349 million at December 31, 2006. The increase was primarily related to residential mortgages, credit cards and home equity loans. Restructured loans that continue to accrue interest have increased from the fourth quarter of 2006, reflecting the impact of restructurings for certain residential mortgage customers in light of current economic conditions. The Company expects this trend to continue during 2008 as residential home valuations continue to decline.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

CAPITAL POSITION					Table 11
($ in millions)	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2007	2007	2007	2007	2006

Total shareholders’ equity	$21,046	$20,686	$20,330	$20,800	$21,197
Tier 1 capital	17,539	17,288	16,876	16,917	17,036
Total risk-based capital	25,925	25,820	25,709	25,826	24,495

Tier 1 capital ratio	8.3%	8.5%	8.5%	8.6%	8.8%
Total risk-based capital ratio	12.2	12.7	13.0	13.1	12.6
Leverage ratio	7.9	8.0	7.9	8.0	8.2
Common equity to assets	8.4	8.6	8.7	8.9	9.2
Tangible common equity to assets	5.1	5.3	5.2	5.3	5.5
     Total shareholders’ equity was $21.0 billion at December 31, 2007, compared with $20.7 billion at September 30, 2007, and $21.2 billion at December 31, 2006.
     The Tier 1 capital ratio was 8.3 percent at December 31, 2007, compared with 8.5 percent at September 30, 2007, and 8.8 percent at December 31, 2006. The total risk-based capital ratio was 12.2 percent at December 31, 2007, compared with 12.7 percent at September 30, 2007, and 12.6 percent at December 31, 2006. The leverage ratio was 7.9 percent at December 31, 2007, compared with 8.0 percent at September 30, 2007, and 8.2 percent at December 31, 2006. Tangible common equity to assets was 5.1 percent at December 31, 2007, compared with 5.3 percent at September 30, 2007, and 5.5 percent at December 31, 2006. All regulatory ratios continue to be in excess of stated “well-capitalized” requirements.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

COMMON SHARES					Table 12

(Millions)	4Q	3Q	2Q	1Q	4Q
	2007	2007	2007	2007	2006

Beginning shares outstanding	1,725	1,728	1,742	1,765	1,763
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	3	3	4	11	12
Shares repurchased	—	(6)	(18)	(34)	(10)

Ending shares outstanding	1,728	1,725	1,728	1,742	1,765

     On August 3, 2006, the Company announced that the Board of Directors approved an authorization to repurchase 150 million shares of common stock through December 31, 2008. As of December 31, 2007, there were approximately 64 million shares remaining to be repurchased under the current authorization.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)									Table 13
($ in millions)
	Net Income			Percent Change					4Q 2007
	4Q	3Q	4Q	4Q07 vs	4Q07 vs	Full Year	Full Year	Percent	Earnings
Business Line	2007	2007	2006	3Q07	4Q06	2007	2006	Change	Composition

Wholesale Banking	$277	$265	$285	4.5	(2.8)	$1,093	$1,193	(8.4)	29%
Consumer Banking	405	452	418	(10.4)	(3.1)	1,746	1,791	(2.5)	43
Wealth Management & Securities Services	102	165	157	(38.2)	(35.0)	592	597	(.8)	11
Payment Services	310	276	237	12.3	30.8	1,075	966	11.3	33
Treasury and Corporate Support	(152)	(62)	97	nm	nm	(182)	204	nm	(16)

Consolidated Company	$942	$1,096	$1,194	(14.1)	(21.1)	$4,324	$4,751	(9.0)	100%

(a)	preliminary data
Lines of Business
     Within the Company, financial performance is measured by major lines of business, which include Wholesale Banking, Consumer Banking, Wealth Management & Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2007, certain organization and methodology changes were made and, accordingly, prior period results have been restated and presented on a comparable basis.
     Wholesale Banking offers lending, equipment finance and small-ticket leasing, depository, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, and public sector clients. Wholesale Banking contributed $277 million of the Company’s net income in the fourth quarter of 2007, a 2.8 percent decrease from the same period of 2006 and a 4.5 percent increase compared with the third quarter of 2007. The decrease in Wholesale Banking’s fourth quarter of 2007 contribution from the same quarter of 2006 was the
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

result of higher total noninterest expense (4.3 percent) driven by investment in the business and an increase in the provision for credit losses from a year ago. This was partially offset by an increase in total net revenue (1.2 percent) primarily from a 6.6 percent growth in fee-based revenue. Net interest income was essentially flat as growth in average loan balances and the increased margin benefit of deposits was offset by lower credit spreads due to the higher cost of liquidity from a year ago. Total noninterest income increased due to higher commercial products and treasury management revenue. The growth in commercial products revenue was driven by higher loan syndication fees and commercial leasing and foreign exchange revenue. Treasury management fees increased due to higher customer transaction volumes, account growth and favorable pricing. These increases were partially offset by a decline in other revenue from a commercial real estate business. In addition, securities gains (losses) were lower due to gains recognized in the fourth quarter of 2006. Total noninterest expense increased due to higher compensation and benefits expense related to production-based incentives and business growth initiatives, including expanding the national corporate banking franchise and an increased focus on relationship management. Loan collection, lease residual and other related costs have also increased somewhat from a year ago. The unfavorable variance in the provision for credit losses was due to a $10 million increase in net charge-offs in the fourth quarter of 2007 compared with a year ago. The change in net charge-offs reflected an increase in gross charge-offs at this stage of the business cycle.
     Wholesale Banking’s contribution to net income in the fourth quarter of 2007 compared with the third quarter of 2007 was $12 million (4.5 percent) higher due to a favorable variance in total net revenue (5.6 percent), partially offset by an increase in total noninterest expense and the provision for credit losses. Total net revenue was higher on a linked quarter basis with an increase in both net interest income and total noninterest income. Net interest income improved due to growth in average loans and interest-bearing deposit balances, partially offset by lower credit spreads due to higher liquidity costs. Total noninterest income increased on a linked quarter basis due primarily to higher commercial products revenue and market-related valuation losses recorded in the third quarter of 2007. Total noninterest expense increased from the third quarter of 2007 due to higher net shared services expense and credit related expenses. The provision for credit losses increased on a linked quarter basis due to higher net charge-offs.
     Consumer Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATMs. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance,
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

workplace banking, student banking, and 24-hour banking. Consumer Banking contributed $405 million of the Company’s net income in the fourth quarter of 2007, a 3.1 percent decrease from the same period of 2006 and a 10.4 percent decrease on a linked quarter basis. Within Consumer Banking, the retail banking division accounted for $386 million of the total contribution, a 7.4 percent decrease for the division on a year-over-year basis and a 7.7 percent decrease from the prior quarter. An increase in total net revenue for the retail banking division was offset by an increase in the provision for credit losses and growth in total noninterest expense compared with the same period of 2006. Net interest income for the retail banking division was relatively flat year-over-year as an increase in yield-related loan fees and average loan balances was offset by lower deposit balances and credit spreads due to higher liquidity costs. Total noninterest income for the retail banking division increased 4.7 percent from a year ago due primarily to growth in deposit service charges. Total noninterest expense in the fourth quarter of 2007 increased 7.0 percent for the division compared with the same quarter of 2006. Compensation and employee benefits expense increased due to acquisitions, branch expansion and other business investments. In addition, the line of business had higher credit-related costs associated with other real estate owned. The business line’s provision for credit losses increased due to a $20 million year-over-year increase in net charge-offs (27.4 percent), reflecting higher levels of retail charge-offs driven by portfolio growth and stress in residential mortgages, home equity and other installment and consumer balances. In the fourth quarter of 2007, the mortgage banking division’s contribution was $19 million, an increase of $18 million from the same period of 2006. This division’s total net revenue increased $39 million (86.7 percent) from a year ago due to an increase in total noninterest income of $30 million primarily reflecting an increase in production gains and servicing income. In addition, the mortgage banking division’s net interest income increased by $9 million (50.0 percent) year-over-year driven by growth in loan production. Total noninterest expense for the mortgage banking division increased $11 million (25.6 percent) from the fourth quarter of 2006 primarily due to higher production levels from a year ago and servicing costs associated with other real estate owned and foreclosures.
     Consumer Banking’s contribution in the fourth quarter of 2007 decreased $47 million (10.4 percent) on a linked quarter basis compared with the third quarter of 2007. The retail banking division’s contribution decreased by 7.7 percent on a linked quarter basis with an increase in total noninterest expense and the provision for credit losses, along with a decline in total net revenue. Total net revenue for the retail banking division decreased $23 million (1.7 percent) due primarily to an increase in end-of-term residual losses on retail leases. Deposit service charges were relatively flat from the third quarter of 2007 primarily due to
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

seasonality. Total noninterest expense for the retail banking division increased 4.1 percent on a linked quarter basis, primarily due to increased transaction processing costs, customer fraud and credit-related costs on other real estate owned. The provision for credit losses for the quarter reflected a $2 million increase in net charge-offs compared with the third quarter of 2007. The contribution of the mortgage banking division decreased $15 million from the third quarter of 2007 driven primarily by a decrease in total net revenue due to an unfavorable change in the valuation of MSRs including the impact of related economic hedging activities. Total noninterest expense of the mortgage banking division increased $3 million (5.9 percent) from the third quarter of 2007 driven by production processing levels.
     Wealth Management & Securities Services provides trust, private banking, financial advisory, investment management, retail brokerage services, insurance, custody and mutual fund servicing through five businesses: Wealth Management, Corporate Trust, FAF Advisors, Institutional Trust & Custody and Fund Services. Wealth Management & Securities Services contributed $102 million of the Company’s net income in the fourth quarter of 2007, a 35.0 percent decrease from the same period of 2006 and a 38.2 percent decrease from the third quarter of 2007. The decline in the business line’s contribution in the fourth quarter of 2007 from the same quarter of 2006 was the result of the $107 million valuation losses related to securities purchased from certain money market funds managed by FAF Advisors recorded this quarter, partially offset by an increase in core account growth and improved equity market conditions relative to a year ago. Net interest income was favorably impacted year-over-year by earnings from deposit growth. Total noninterest expense was 5.6 percent higher compared with the same quarter of 2006 related to processing and professional services expense.
     The decrease in the business line’s contribution in the fourth quarter of 2007 compared with the third quarter of 2007 was primarily due to the $107 million market valuation losses recorded in the fourth quarter of 2007, partially offset by seasonally higher fees, core account growth and improved market conditions. Noninterest expense also increased by 6.0 percent due primarily to the timing of marketing and professional services expenses.
     Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit, ATM processing and merchant processing. Payment Services contributed $310 million of the Company’s net income in the fourth quarter of 2007, a 30.8 percent increase over the same period of 2006 and a 12.3 percent increase over the third quarter of 2007. Total net revenue increased year-over-year due to higher total noninterest income (20.1 percent) and
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

net interest income (23.9 percent), reflecting growth in higher yielding retail loan balances, partially offset by the margin impact of merchant receivables and growth in corporate payment card balances. All payment processing revenue categories benefited from account growth, higher transaction volumes, business expansion initiatives and the impact in the current quarter of the full year effect of renegotiating a card association processing contract. Growth in total noninterest expense year-over-year primarily reflected new business initiatives, including costs associated with transaction processing and acquisitions, as well as higher collection costs. An increase in the provision for credit losses was driven by an increase in net charge-offs of $25 million year-over-year which reflected portfolio growth and somewhat higher delinquency rates from a year ago.
     The increase in Payment Services’ contribution in the fourth quarter of 2007 from the third quarter of 2007 was due to higher total net revenue (8.7 percent), partially offset by higher total noninterest expense (4.3 percent) and an increase in the provision for credit losses. Total net revenue was higher due to a 17.8 percent increase in net interest income, driven by strong growth in retail credit card balances and favorable loan yields, as well as a 6.4 percent increase in total noninterest income, primarily from credit and debit card fees, including the impact of the contract negotiation. An increase in total noninterest expense was primarily due to the timing of professional services costs, seasonally higher debit and prepaid card costs and other business expansion initiatives.
     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded a net loss of $152 million in the fourth quarter of 2007, compared with net income of $97 million in the fourth quarter of 2006 and a net loss of $62 million in the third quarter of 2007. Net interest income improved $8 million in the current quarter from the fourth quarter of 2006 reflecting higher rates on investment securities. Total noninterest income decreased $56 million due primarily to the $52 million gain on the sale of the Company’s 401(k) recordkeeping business recorded in the fourth quarter of 2006. Total noninterest expense increased $211 million year-over-year primarily reflecting the $215 million Visa Charge.
     Net income in the fourth quarter of 2007 was lower on a linked quarter basis due primarily to the impact of the $215 million Visa Charge, partially offset by a $115 million charge recognized in the third quarter of 2007 in connection with Visa’s litigation settlement with American Express.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
(MORE)

U.S. Bancorp Reports Fourth Quarter 2007 Results
January 15, 2008

RICHARD K. DAVIS, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND ANDREW CECERE, VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS AT NOON (CST) ON TUESDAY, JANUARY 15, 2008. The conference call will be available by telephone or on the internet. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 29540352. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Tuesday, January 15th, and will run through Tuesday, January 22nd, at 11:00 p.m. (CST). To access the recorded message within the United States and Canada, dial 800-642-1687. If calling from outside the United States and Canada, please dial 706-645-9291 to access the recording. The conference ID is 29540352. Find the recorded call via the internet at usbank.com.
Minneapolis-based U.S. Bancorp (“USB”), with $238 billion in assets, is the parent company of U.S. Bank, 6th largest commercial bank in the United States. The Company operates 2,518 banking offices and 4,867 ATMs in 24 states, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.
Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, effects of mergers and acquisitions and related integration, effects of critical accounting policies and judgments, and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2006, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile.” Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.
###
(MORE)

U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended		Year Ended
(Dollars and Shares in Millions, Except Per Share Data)	December 31,		December 31,
(Unaudited)	2007	2006	2007	2006

Interest Income
Loans	$2,730	$2,596	$10,627	$9,873
Loans held for sale	72	64	277	236
Investment securities	541	511	2,095	2,001
Other interest income	36	34	137	153

Total interest income	3,379	3,205	13,136	12,263
Interest Expense
Deposits	722	668	2,754	2,389
Short-term borrowings	352	342	1,433	1,203
Long-term debt	564	515	2,260	1,930

Total interest expense	1,638	1,525	6,447	5,522

Net interest income	1,741	1,680	6,689	6,741
Provision for credit losses	225	169	792	544

Net interest income after provision for credit losses	1,516	1,511	5,897	6,197
Noninterest Income
Credit and debit card revenue	281	210	949	800
Corporate payment products revenue	165	141	631	557
ATM processing services	62	60	245	243
Merchant processing services	279	244	1,101	963
Trust and investment management fees	344	319	1,339	1,235
Deposit service charges	272	259	1,058	1,023
Treasury management fees	117	107	472	441
Commercial products revenue	121	104	433	415
Mortgage banking revenue	48	25	259	192
Investment products fees and commissions	38	36	146	150
Securities gains (losses), net	4	11	15	14
Other	46	213	524	813

Total noninterest income	1,777	1,729	7,172	6,846
Noninterest Expense
Compensation	690	621	2,640	2,513
Employee benefits	119	102	494	481
Net occupancy and equipment	175	166	686	660
Professional services	71	69	233	199
Marketing and business development	64	61	242	217
Technology and communications	134	133	512	505
Postage, printing and supplies	73	67	283	265
Other intangibles	93	92	376	355
Debt prepayment	—	22	—	33
Other	515	279	1,396	952

Total noninterest expense	1,934	1,612	6,862	6,180

Income before income taxes	1,359	1,628	6,207	6,863
Applicable income taxes	417	434	1,883	2,112

Net income	$942	$1,194	$4,324	$4,751

Net income applicable to common equity	$927	$1,179	$4,264	$4,703

Earnings per common share	$.54	$.67	$2.46	$2.64
Diluted earnings per common share	$.53	$.66	$2.43	$2.61
Dividends declared per common share	$.425	$.40	$1.625	$1.39
Average common shares outstanding	1,726	1,761	1,735	1,778
Average diluted common shares outstanding	1,746	1,789	1,758	1,804

U.S. Bancorp
Consolidated Ending Balance Sheet

	December 31,	December 31,
(Dollars in Millions)	2007	2006

Assets
Cash and due from banks	$8,884	$8,639
Investment securities
Held-to-maturity	74	87
Available-for-sale	43,042	40,030
Loans held for sale	4,819	3,256
Loans
Commercial	51,074	46,190
Commercial real estate	29,207	28,645
Residential mortgages	22,782	21,285
Retail	50,764	47,477

Total loans	153,827	143,597
Less allowance for loan losses	(2,058)	(2,022)

Net loans	151,769	141,575
Premises and equipment	1,779	1,835
Goodwill	7,647	7,538
Other intangible assets	3,043	3,227
Other assets	16,558	13,045

Total assets	$237,615	$219,232

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$33,334	$32,128
Interest-bearing	72,458	70,330
Time deposits greater than $100,000	25,653	22,424

Total deposits	131,445	124,882
Short-term borrowings	32,370	26,933
Long-term debt	43,440	37,602
Other liabilities	9,314	8,618

Total liabilities	216,569	198,035
Shareholders’ equity
Preferred stock	1,000	1,000
Common stock	20	20
Capital surplus	5,749	5,762
Retained earnings	22,693	21,242
Less treasury stock	(7,480)	(6,091)
Other comprehensive income	(936)	(736)

Total shareholders’ equity	21,046	21,197

Total liabilities and shareholders’ equity	$237,615	$219,232